Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the caption "Experts" in the registration statement (Form S‑8) pertaining to the 2003 stock option plan of Jennifer Convertibles, Inc. and to the incorporation by reference therein of our report dated October 27, 2005 with respect to the consolidated financial statements and financial statement schedule of Jennifer Convertibles, Inc. included in its Annual Report on Form 10-K for the year ended August 27, 2005, filed with the Securities and Exchange Commission.

EISNER LLP

New York, New York

July 18, 2006